Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
International Equity Fund

Semiannual Report
June 30, 2005

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust – International Equity Fund during the six-month reporting period that ended June 30, 2005.

Market Overview

Although most international equity markets made modest gains in local currency terms, many declined in dollar terms over the reporting period. After a three-year decline, the U.S. dollar, which seemed to have bottomed out at the end of 2004, became resurgent again. The equity markets in the Pacific Rim have generated mixed returns thus far in 2005. After a fairly strong first quarter, the Japanese market declined as it was hurt by continued deflation, its dependence on oil imports, and political tensions with China, who is now Japan’s largest trading partner. Elsewhere, western European stock returns were hurt by the weakening Euro. The recent rejection of the European Union constitution by France and the Netherlands did little to boost short-term confidence in the currency.

During the reporting period, the Energy sector generated significant returns. However, rising oil prices, which reached $60 a barrel, is one of the greatest risks facing the international equity markets. In contrast, the Telecommunication Services sector has suffered on the back of concerns over competition in traditional fixed line networks and increasing competition in the mobile industry.

Investment Objective

The Fund seeks long-term capital appreciation.

Portfolio Composition

Top 10 Portfolio Holdings as of June 30, 2005*

			% of Net
Company	Country	Business	Assets

Vodafone Group PLC	United Kingdom	Telecommunication Services	4.4%
Total Fina Elf SA Class B	France	Energy	3.9
Nestle SA	Switzerland	Food, Beverage & Tobacco	3.6
GlaxoSmithKline PLC	United Kingdom	Pharmaceuticals & Biotechnology	3.5
E.ON AG	Germany	Utilities	3.2
LVMH Moet Hennessy Louis Vuitton SA	France	Consumer Durables & Apparel	2.9
Novartis AG	Switzerland	Pharmaceuticals & Biotechnology	2.7
Svenska Cellulosa AB (SCA) Series B	Sweden	Materials	2.7
Esprit Holdings Ltd.	Hong Kong	Retailing	2.6
Banco Bilbao Vizcaya Argentaria SA	Spain	Banks	2.6

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Performance Review

Over the six-month period that ended June 30, 2005, the Fund generated a cumulative total return of –2.63%. Over the same time period, the Fund’s benchmark, the Morgan Stanley Capital International (“MSCI”) Europe, Australasia and Far East (“EAFE”) Index (unhedged with dividends reinvested), generated a cumulative total return of –0.85%.

During the reporting period, three sectors of the market produced strong returns: Energy, Healthcare, and Utilities. We entered the reporting period with a significant underweight in Energy and, although we closed that underweight quite meaningfully, it was not enough for the portfolio to keep up with the market. Similarly, the Fund was hurt by an underweight in Utilities, as they performed well due to falling bond yields and investors’ search for yield. The Fund also experienced poor performance in the Healthcare sector, as we did not participate in the rebound that occurred after a difficult period in 2004.

On the stock specific level, Royal Dutch Petroleum, based in the Netherlands and the majority shareholder in the Royal Dutch/ Shell Group (the world’s third largest integrated oil company), hurt performance as the Fund did not own this company. Its shares performed well as supply and demand factors drove commodity prices higher. Elsewhere, Credit Agricole, a French retail bank and life insurer, hurt performance. The company announced disappointing fourth quarter 2004 results at the start of this year. Following the company’s merger with Credit Lyonnais, its expenses in the corporate and investment banking division were higher than the market expected as a result of the acceleration of the merger process within this division. Bonuses paid to retain employees and fees spent on recruitment to replace employees that have left also increased costs. We remain confident in Credit Agricole’s management and maintain the Fund’s overweight position.

On the positive side, Hong Kong clothing manufacturer Esprit contributed to performance. The company released outstanding results in February for the first half of its financial year, driven by rising sales of apparel and accessories in Europe and Asia. However, the company gave back some of its gain in May as it felt the impact of the weak Euro. Esprit derives a substantial part of its revenues from Euroland. Another Fund holding that enhanced results was Deutsche Boerse, the provider of stock exchange services in Germany. During the reporting period, it withdrew its offer for the London Stock Exchange (LSE) and announced the return of cash to shareholders. Boerse investors had previously been worried that the company might overpay for its proposed acquisition.

We thank you for your investment and look forward to serving your investment needs in the future.

Goldman Sachs International Equity Portfolio Management Team

July 18, 2005

Shares of the Goldman Sachs Variable Insurance Trust (“VIT”) International Equity Fund are offered to separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Fund are not offered directly to the general public. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by participating insurance companies. You should refer to those prospectuses for information about surrender charges, mortality and expense risk fees and other charges that may be assessed by participating insurance companies under the variable annuity

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Shareholder Letter (continued)

contracts or variable life insurance policies. Such fees or charges, if any, may affect the return you may realize with respect to your investments. Ask your representative for more complete information. Please consider a fund’s objectives, risks and charges and expenses, and read the prospectus carefully before investing. The prospectus contains this and other information about the Fund.

The VIT International Equity Fund invests in equity investments in companies that are organized outside the United States or whose securities are principally traded outside the United States and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Foreign and emerging market securities may be more volatile than investments in U.S. securities and will be subject to the risks of currency fluctuations and sudden economic or political developments. At times, the Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Investments

June 30, 2005 (Unaudited)

Shares	Description	Value
Common Stocks – 100.3%

Australia – 1.4%
324,543	Alumina Ltd. (Materials)	$1,370,232

France – 18.6%
37,865	Cap Gemini SA* (Software & Services)	1,198,080
91,003	Credit Agricole SA(a) (Banks)	2,299,201
37,063	LVMH Moet Hennessy Louis Vuitton SA (Consumer Durables & Apparel)	2,853,332
63,424	PagesJaunes SA(a) (Media)	1,481,457
41,605	PSA Peugeot Citroen* (Automobiles & Components)	2,453,514
28,929	Schneider Electric SA(a) (Capital Goods)	2,175,404
16,343	Total Fina Elf SA Class B(a) (Energy)	3,824,192
21,930	Vinci SA(a) (Capital Goods)	1,822,462

		18,107,642

Germany – 6.3%
34,565	E.ON AG* (Utilities)	3,068,440
61,998	Premiere AG* (Media)	2,145,768
15,439	Schering AG (Pharmaceuticals & Biotechnology)	948,590

		6,162,798

Hong Kong – 7.4%
270,320	Dah Sing Banking Group Ltd. (Banks)	501,409
137,313	Dah Sing Financial Group (Banks)	916,994
352,000	Esprit Holdings Ltd. (Retailing)	2,538,278
562,000	Techtronic Industries Co. Ltd. (Consumer Durables & Apparel)	1,412,836
274,000	Wing Hang Bank Ltd. (Banks)	1,776,417

		7,145,934

Hungary – 1.1%
15,400	OTP Bank Rt. GDR (Banks)	1,036,420

Italy – 2.0%
429,158	Banca Intesa SpA* (Banks)	1,959,175

Japan – 11.3%
55,300	Credit Saison Co. Ltd. (Diversified Financials)	1,830,362
125	Millea Holdings, Inc. (Insurance)	1,676,395
199,000	Mitsui Fudosan Co. Ltd. (Real Estate)	2,219,327
347	NTT Urban Development Corp. (Real Estate)	1,417,144
4,600	OBIC Co. Ltd. (Software & Services)	778,782
77,000	RICOH Co. Ltd. (Technology Hardware & Equipment)	1,198,788
49,700	Shin-Etsu Chemical Co. Ltd. (Materials)	1,880,458

		11,001,256

Netherlands – 3.0%
49,762	ING Groep NV* (Diversified Financials)	1,398,671
54,662	VNU NV* (Media)	1,521,493

		2,920,164

Norway – 1.8%
219,446	Telenor ASA (Telecommunication Services)	1,745,027

Russia – 3.0%
43,600	LUKOIL ADR (Energy)	1,604,916
38,300	Mobile Telesystems ADR (Telecommunication Services)	1,288,795

		2,893,711

South Korea – 4.3%
24,734	Hyundai Motor Co. GDR(a)(b) (Automobiles & Components)	695,026
46,054	Hyundai Motor Co. Ltd. GDR(b) (Automobiles & Components)	1,303,328

5,000	Samsung Electronics Co. Ltd. GDR(b) (Semiconductors & Semiconductor Equipment)	1,196,250
5,900	Samsung Electronics Co. Ltd. GDR(b) (Semiconductors & Semiconductor Equipment)	961,700

		4,156,304

Spain – 2.6%
164,415	Banco Bilbao Vizcaya Argentaria SA (Banks)	2,526,198

Sweden – 7.1%
403,898	Skandia Forsakrings AB (Insurance)	2,216,987
81,268	Svenska Cellulosa AB (SCA) Series B (Materials)	2,600,792
655,445	Telefonaktiebolaget LM Ericsson (Technology Hardware & Equipment)	2,091,194

		6,908,973

Switzerland – 8.1%
44,054	Credit Suisse Group* (Diversified Financials)	1,726,812
13,835	Nestle SA (Food Beverage & Tobacco)	3,534,327
55,169	Novartis AG (Pharmaceuticals & Biotechnology)	2,619,239

		7,880,378

Taiwan – 1.7%
164,063	Hon Hai Precision Industry Co. Ltd. GDR (Technology Hardware & Equipment)	1,698,052

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Investments (continued)
June 30, 2005 (Unaudited)

Shares	Description	Value
Common Stocks – (continued)

United Kingdom – 20.6%
113,600	BP PLC (Energy)	$1,181,406
33,548	Carnival PLC (Consumer Services)	1,902,148
139,837	GlaxoSmithKline PLC (Pharmaceuticals & Biotechnology)	3,378,957
225,906	Prudential PLC (Insurance)	2,001,818
226,821	Rolls-Royce Group PLC* (Capital Goods)	1,163,687
41,960	Royal Bank of Scotland Group PLC (Banks)	1,263,369
140,580	Shire Pharmaceuticals Group PLC (Pharmaceuticals & Biotechnology)	1,535,050
1,776,789	Vodafone Group PLC (Telecommunication Services)	4,319,840
361,099	W.M. Supermarkets PLC (Food & Staples Retailing)	1,199,225
205,736	WPP Group PLC (Media)	2,107,330

		20,052,830

TOTAL COMMON STOCKS
(Cost $86,784,662)		$97,565,094

Principal	Interest	Maturity
Amount	Rate	Date	Value
Short-Term Obligation – 2.4%

State Street Bank & Trust Euro – Time Deposit
$2,286,000	3.19%	07/01/2005	$2,286,000
(Cost $2,286,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $89,070,662)			$99,851,094

Shares	Description	Value
Securities Lending Collateral – 5.9%

5,760,283	Boston Global Investment Trust – Enhanced Portfolio	$5,760,283
(Cost $5,760,283)

TOTAL INVESTMENTS – 108.6%
(Cost $94,830,945)		$105,611,377

As a % of
Net Assets
Investments Industry Classifications(c)

Automobiles & Components	4.6%
Banks	12.6
Capital Goods	5.3
Consumer Durables & Apparel	4.4
Consumer Services	2.0
Diversified Financials	5.1
Energy	6.8
Food & Staples Retailing	1.2
Food Beverage & Tobacco	3.6
Insurance	6.1
Materials	6.0
Media	7.5
Pharmaceuticals & Biotechnology	8.7
Real Estate	3.7
Retailing	2.6
Semiconductors & Semiconductor Equipment	2.2
Short Term Investments(d)	8.3
Software & Services	2.0
Technology Hardware & Equipment	5.1
Telecommunication Services	7.6
Utilities	3.2

TOTAL INVESTMENTS	108.6%

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or portion of security is on loan.

(b)	Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $4,156,304, which represents approximately 4.3% of net assets as of June 30, 2005.

(c)	Industry concentrations greater than one-tenth of one percent are disclosed.

(d)	Short-term investments include securities lending collateral.

Investment Abbreviations:
ADR	—	American Depositary Receipt
GDR	—	Global Depositary Receipt

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

ADDITIONAL INVESTMENT INFORMATION

FORWARD FOREIGN CURRENCY CONTRACTS — At June 30, 2005, the Fund had outstanding forward foreign currency exchange contracts, both to purchase and sell foreign currencies as follows:

				Unrealized
Open Forward Foreign Currency	Expiration	Value on	Current
Purchase Contracts	Date	Settlement Date	Value	Gain	Loss

Australian Dollar	08/18/2005	$3,831,763	$3,752,331	$—	$79,432
	09/21/2005	1,283,015	1,284,613	1,598	—
	09/21/2005	1,232,000	1,220,981	—	11,019
British Pounds	07/20/2005	4,996,909	4,881,752	—	115,157
	09/21/2005	1,224,000	1,202,054	—	21,946
Canadian Dollar	09/21/2005	1,226,000	1,255,414	29,414	—
Danish Krone	09/22/2005	741,531	741,800	269	—
Euro	07/29/2005	1,832,842	1,834,632	1,790	—
	09/21/2005	607,000	608,890	1,890	—
	09/21/2005	1,225,000	1,214,431	—	10,569
Japanese Yen	07/27/2005	10,232,187	10,072,326	—	159,861
	09/21/2005	615,000	599,280	—	15,720
New Zealand Dollar	08/10/2005	248,139	241,864	—	6,275
Norwegian Krone	09/21/2005	3,064,118	3,010,374	—	53,744
Singapore Dollar	08/22/2005	882,503	877,036	—	5,467
Swedish Krona	09/21/2005	1,133,832	1,057,693	—	76,139
Swiss Franc	09/21/2005	615,000	598,639	—	16,361

TOTAL OPEN FORWARD FOREIGN CURRENCY PURCHASE CONTRACTS		$34,990,839	$34,454,110	$34,961	$571,690

				Unrealized
Open Forward Foreign Currency	Expiration	Value on	Current
Sale Contracts	Date	Settlement Date	Value	Gain	Loss

Australian Dollar	09/21/2005	$618,000	$608,168	$9,832	$—
	09/21/2005	615,000	626,624	—	11,624
British Pounds	07/20/2005	793,605	782,489	11,116	—
	09/21/2005	1,235,825	1,219,324	16,501	—
Canadian Dollar	09/21/2005	2,533,365	2,607,672	—	74,307
Euro	07/29/2005	235,578	236,144	—	566
	09/21/2005	3,111,343	3,020,752	90,591	—
	09/21/2005	618,000	619,035	—	1,035
Hong Kong Dollar	09/15/2005	5,437,129	5,442,535	—	5,406
Hungarian Forint	09/14/2005	873,672	879,674	—	6,002
Japanese Yen	09/21/2005	1,398,534	1,362,358	36,176	—
Norwegian Krone	08/26/2005	989,375	971,143	18,232	—
	09/21/2005	618,000	624,579	—	6,579
Swedish Krona	09/21/2005	1,839,000	1,759,938	79,062	—
	09/26/2005	1,958,774	1,906,376	52,398
Swiss Franc	07/15/2005	1,321,553	1,241,981	79,572	—
	09/21/2005	2,399,405	2,315,500	83,905	—

TOTAL OPEN FORWARD FOREIGN CURRENCY SALE CONTRACTS		$26,596,158	$26,224,292	$477,385	$105,519

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Assets and Liabilities

June 30, 2005 (Unaudited)

Assets:

Investment in securities, at value (identified cost $89,070,662)	$99,851,094
Securities lending collateral, at value	5,760,283
Cash	364
Foreign currencies, at value (identified cost $61,291)	60,768
Receivables:
Forward foreign currency exchange contracts, at value	512,346
Dividends and interest, at value	248,370
Securities lending income	9,604
Reimbursement from adviser	7,644
Fund shares sold	7,504
Other assets	2,086

Total assets	106,460,063

Liabilities:

Payables:
Payable upon return of securities loaned	5,760,283
Investment securities purchased, at value	2,604,307
Forward foreign currency exchange contracts, at value	677,209
Amounts owed to affiliates	83,760
Fund shares repurchased	60,878
Accrued expenses	40,986

Total liabilities	9,227,423

Net Assets:

Paid-in capital	135,525,580
Accumulated undistributed net investment income	1,299,755
Accumulated net realized loss on investment, futures and foreign currency related transactions	(50,210,635)
Net unrealized gain on investments and translation of assets and liabilities denominated in foreign currencies	10,617,940

NET ASSETS	$97,232,640

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	9,397,288
Net asset value, offering and redemption price per share	$10.35

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Operations

For the Six Months Ended June 30, 2005 (Unaudited)

Investment income:

Dividends(a)	$1,396,278
Interest (including securities lending income of $82,236)	96,887

Total income	1,493,165

Expenses:

Management fees	509,974
Custody and accounting fees	52,024
Printing fees	26,935
Professional fees	24,094
Transfer Agent fees	20,399
Trustee fees	7,140
Other	7,345

Total expenses	647,911

Less — expense reductions	(34,475)

Net Expenses	613,436

NET INVESTMENT INCOME	879,729

Realized and unrealized gain (loss) on investment, futures and foreign currency related transactions:

Net realized gain (loss) from:
Investment transactions	6,251,528
Futures transactions	(1,726)
Foreign currency related transactions	(675,087)
Net change in unrealized loss on:
Investments	(8,955,431)
Translation of assets and liabilities denominated in foreign currencies	(97,648)

Net realized and unrealized loss on investment, futures and foreign currency related transactions	(3,478,364)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(2,598,635)

(a)	Foreign taxes withheld on dividends were $196,926.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statements of Changes in Net Assets

	For the	For the
	Six Months Ended	Year Ended
	June 30, 2005 (Unaudited)	December 31, 2004
From operations:

Net investment income	$879,729	$763,630
Net realized gain on investment, futures and foreign currency related transactions	5,574,715	6,084,785
Net change in unrealized gain (loss) on investments and translation of assets and liabilities denominated in foreign currencies	(9,053,079)	5,896,272

Net increase (decrease) in net assets resulting from operations	(2,598,635)	12,744,687

Distributions to shareholders:

From net investment income	—	(1,154,644)

From share transactions:

Proceeds from sales of shares	3,261,035	5,062,404
Reinvestment of dividends and distributions	—	1,154,644
Cost of shares repurchased	(12,053,792)	(15,975,317)

Net decrease in net assets resulting from share transactions	(8,792,757)	(9,758,269)

TOTAL INCREASE (DECREASE)	(11,391,392)	1,831,774

Net assets:

Beginning of period	$108,624,032	$106,792,258

End of period	$97,232,640	$108,624,032

Accumulated undistributed net investment income	$1,299,755	$420,026

Summary of share transactions:

Shares sold	307,373	520,639
Shares issued on reinvestment of dividends and distributions	—	111,462
Shares repurchased	(1,134,239)	(1,676,423)

NET DECREASE	(826,866)	(1,044,322)

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Period

		Income (loss) from														Ratios assuming no
		investment operations			Distributions to shareholders											expense reductions

			Net											Ratio of		Ratio of		Ratio of
	Net asset		realized			From	From		Net asset		Net assets	Ratio of		net investment		total		net investment
	value,	Net	and	Total from	From net	tax	net		value,		at end	net expenses		income		expenses		income (loss)		Portfolio
	beginning	investment	unrealized	investment	investment	return of	realized	Total	end of	Total	of period	to average		to average		to average		to average		turnover
Year	of period	income(a)	gain (loss)	operations	income	capital	gain	distributions	period	return(b)	(in 000s)	net assets		net assets		net assets		net assets		rate

For the Six Months Ended June 30, (Unaudited)

2005	$10.62	$0.09	$(0.36)	$(0.27)	$—	$—	$—	$—	$10.35	(2.63)%	$97,233	1.20	% (c)	1.73	% (c)	1.27	% (c)	1.66	% (c)	26%
For the Years ended December 31,

2004	9.48	0.07	1.18	1.25	(0.11)	—	—	(0.11)	10.62	13.48	108,624	1.20		0.75		1.35		0.60		63
2003	7.25	0.04	2.53	2.57	(0.34)	—	—	(0.34)	9.48	35.49	106,792	1.37		0.49		2.60		(0.74)		49
2002	8.99	0.03	(1.68)	(1.65)	(0.09)	—	—	(0.09)	7.25	(18.34)	13,214	1.46		0.32		2.96		(1.18)		86
2001	11.78	0.05	(2.68)	(2.63)	(0.09)	(0.04)	(0.03)	(0.16)	8.99	(22.26)	17,773	1.35		0.47		2.05		(0.23)		76
2000	14.47	0.05	(1.99)	(1.94)	—	—	(0.75)	(0.75)	11.78	(13.19)	29,261	1.34		0.37		1.99		(0.28)		70

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the period. Total returns for periods less than one full year are not annualized.
(c)	Annualized.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements

June 30, 2005 (Unaudited)

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs International Equity Fund (the “Fund”). The Fund is a diversified portfolio under the Act.
     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities traded on a foreign securities exchange are valued daily at fair value determined by an independent service (if available) under valuation procedures approved by the Board of Trustees consistent with applicable regulatory guidance. The independent service takes into account multiple factors including, but not limited to, movements in the U.S. securities markets, certain depositary receipts, futures contracts and foreign currency exchange rates.

     Investments in securities and investment companies traded on a U.S. securities exchange or the NASDAQ system or for investments in securities traded on a foreign securities exchange for which an independent service is not available are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/ dealer supplied valuations or matrix pricing systems. Unlisted equity securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies (other than those that are exchange traded) are valued at the net asset value per share on valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or deemed to be inaccurate by the Investment Adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.
     Investing in foreign markets may involve special risks and considerations not typically associated with investing in the United States. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, delayed settlements, and their prices may be more volatile than those of comparable securities in the United States.

B. Security Transactions and Investment Income — Security transactions are reflected as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes, if any, which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted. In addition, it is the Fund’s policy to accrue for estimated capital gains taxes on foreign securities held by the Fund which are subject to such taxes.

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gains distributions, if any, are declared and paid annually.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain, or from paid-in-capital.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Foreign Currency Translations — The books and records of the Fund are maintained in U.S. dollars. Amounts denominated in foreign currencies are translated into U.S. dollars on the following basis: (i) investment valuations, foreign currency and other assets and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates; and (ii) purchases and sales of foreign investments, income and expenses are converted into U.S. dollars based upon currency exchange rates prevailing on the respective dates of such transactions.

     Net realized and unrealized gain (loss) on foreign currency transactions will represent: (i) foreign exchange gains and losses from the sale and holdings of foreign currencies; (ii) currency gains and losses between trade date and settlement date on investment securities transactions and forward exchange contracts; and (iii) gains and losses from the difference between amounts of dividends, interest and foreign withholding taxes recorded and the amounts actually received. The effect of changes in foreign currency exchange rates on securities and derivative instruments are not segregated in the Statement of Operations from the effects of changes in market prices of those securities and derivative instruments, but are included with the net realized and unrealized gain or loss on securities and derivative instruments. Net unrealized foreign exchange gains and losses arising from changes in the value of other assets and liabilities as a result of changes in foreign exchange rates are included as increases and decreases in unrealized appreciation/depreciation on foreign currency related transactions.

F. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

G. Forward Foreign Currency Exchange Contracts — The Fund may enter into forward foreign currency exchange contracts for the purchase or sale of a specific foreign currency at a fixed price on a future date as a hedge or cross-hedge against either specific transactions or portfolio positions. The Fund may also purchase and sell forward contracts to seek to increase total return. All commitments are “marked-to-market” daily at the applicable translation rates and any resulting unrealized gains or losses are recorded in the Fund’s financial statements. The Fund records realized gains or losses at the time a forward contract is offset by entry into a closing transaction or extinguished by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

     The contractual amounts of forward foreign currency exchange contracts do not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. At June 30, 2005, the Fund had segregated sufficient cash and/or securities to cover any commitments under these contracts.

H. Futures Contracts — The Fund may enter into futures transactions to hedge against changes in interest rates, securities prices, currency exchange rates or to seek to increase total return. Futures contracts are valued at the last settlement price at the end of each day on the board of trade or exchange upon which they are traded. Upon entering into a futures contract, the Fund is required to deposit with a broker, or the Fund’s custodian bank on behalf of the broker an amount of cash or securities equal to the minimum “initial margin” requirement of the associated futures exchange. Subsequent payments for futures contracts (“variation margin”) are paid or received by the Fund, dependent on the daily fluctuations in the value of

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

the contracts, and are recorded for financial reporting purposes as unrealized gains or losses. When contracts are closed, the Fund realizes a gain or loss which is reported in the Statement of Operations.
     The use of futures contracts involve, to varying degrees, elements of market and counterparty risk which may exceed the amounts recognized in the Statement of Assets and Liabilities. Changes in the value of the futures contract may not directly correlate with changes in the value of the underlying securities. This risk may decrease the effectiveness of the Fund’s strategies and potentially result in a loss.

3. AGREEMENTS

Pursuant to the Investment Management Agreement (the “Agreement”), Goldman Sachs Asset Management International (“GSAMI”), an affiliate of the Investment Management Division of Goldman, Sachs & Co. (“Goldman Sachs”), serves as the investment adviser to the Fund. Under this Agreement, GSAMI manages the Fund subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAMI is entitled to a fee (“Management Fee”) computed daily and payable monthly, equal to an annual percentage rate of 1.00% of the Fund’s average daily net assets.
     At a meeting held on June 16, 2005, the Board of Trustees of the Trust approved a fee reduction commitment for the Fund which will be effective on a contractual basis in 2006. Effective July 1, 2005, GSAMI will implement the fee reduction commitment on a voluntary basis and waive a portion of its Management Fee to achieve the following annual rates:

Average Daily Net Assets	Annual Rate

First $1 Billion	1.00%

Next $1 Billion	0.90%

Over $2 Billion	0.86%

     GSAMI has contractually agreed to limit certain “Other Expenses” of the Fund (excluding Management fees, Transfer Agency fees, taxes, interest, brokerage fees and litigation, indemnification, shareholder meeting and other extraordinary expenses exclusive of any expense offset arrangements) to the extent that such expenses exceed, on an annual basis, 0.16% of the average daily net assets of the Fund. GSAMI has agreed to maintain this expense limitation reduction through June 30, 2005 and on a voluntary basis thereafter. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAMI for prior fiscal year expense reimbursements, if any. For the six months ended June 30, 2005, GSAMI reimbursed approximately $34,400 to the Fund.
     In addition, the Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the six months ended June 30, 2005, custody fees were reduced by approximately $100.
     Goldman Sachs also serves as the transfer agent of the Fund for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the distributor of the Fund’s shares at no cost to the Fund.
     At June 30, 2005, the amounts owed to affiliates were approximately $80,600 and $3,200 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds from sales and maturities of long-term securities for the six months ended June 30, 2005, were $26,859,371 and $34,085,074, respectively. For the six months ended June 30, 2005, Goldman Sachs earned approximately $1,800 of brokerage commissions from portfolio transactions executed on behalf of the Fund.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and the terms and conditions contained therein, the Fund may lend its securities through a securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the six months ended June 30, 2005, is reported parenthetically on the Statement of Operations. A portion of this amount, $1,424, represents compensation earned by the Fund from lending its securities to Goldman Sachs. For the six months ended June 30, 2005, BGA earned $14,511 in fees as securities lending agent. At June 30, 2005, the Fund loaned securities having a market value of $5,545,742 collateralized by cash in the amount of $5,760,283. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the six months ended June 30, 2005, the Fund did not have any borrowings under this facility.

7. ADDITIONAL TAX INFORMATION

As of the Fund’s most recent fiscal year end, December 31, 2004, the Fund’s capital loss carryforwards and certain timing differences on a tax basis were as follows. Expiration of capital loss carryforward occurs on December 31 of the year indicated.

Capital loss carryforward:*
Expiring 2008	$(17,055,611)
Expiring 2009	(27,159,909)
Expiring 2010	(8,409,296)
Expiring 2011	(609,034)

Total capital loss carryforward	$(53,233,850)

Timing differences (post October losses)	$(914,343)

*	Utilization of these losses may be limited under the Code.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

7. ADDITIONAL TAX INFORMATION (continued)

At June 30, 2005 the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax cost	$96,468,102

Gross unrealized gain	12,569,364
Gross unrealized loss	(3,426,089)

Net unrealized security gain	$9,143,275

     The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales and certain forward currency contracts.

8. LEGAL PROCEEDINGS

Purported class and derivative action lawsuits were filed in April and May 2004 in the United States District Court for the Southern District of New York against the Goldman Sachs Group, Inc. (“GSG”), Goldman Sachs Asset Management L.P. (“GSAM”) and certain related parties, including certain Goldman Sachs Funds and the Trustees and Officers of the Goldman Sachs Trust (the “GS Trust”). In June 2004 these lawsuits were consolidated into one action and in November 2004 a consolidated and amended complaint was filed against GSG, GSAM, GSAMI, Goldman Sachs and certain related parties including certain Goldman Sachs Funds and the Trustees and Officers of the Trust and the GS Trust. Certain investment portfolios of the trust were named as nominal defendants in the amended complaint. The amended compliant alleges violations of the Act and the Investment Advisers Act of 1940. The consolidated and amended complaint also asserts claims involving common law breach of fiduciary duty and unjust enrichment. The consolidated and amended complaint alleges, among other things, that between April 2, 1999 and January 9, 2004 (the “Class Period”), GSAM and other defendants made improper and excessive brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds; and omitted statements of fact in registration statements and reports filed pursuant to the Act which were necessary to prevent such registration statements and reports from being materially false and misleading. The consolidated and amended complaint further alleges that the Goldman Sachs Funds paid excessive and improper advisory fees to Goldman Sachs. The consolidated and amended complaint also alleges that GSAM and GSAMI used 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust and the GS Trust’s officers and trustees breached their fiduciary duties in connection with the foregoing. In addition, in March 2005 Jeanne and Don Masden filed a purported class action lawsuit in the United States District Court for the Southern District of New York against GSG, GSAM, Goldman Sachs, the Trustees of the Trust, the GS Trust, and certain related parties. The lawsuit amends a previously-filed complaint, and alleges breaches of fiduciary duties and duties of care owed under federal and state law resulting from a failure to ensure that equity securities held by the Goldman Sachs Funds participated in class action settlements for which they were eligible. Plaintiffs seek compensatory damages, disgorgement of the fees paid to the investment advisers and punitive damages. Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class and derivative action lawsuits will have a material adverse financial impact on the Fund is remote, and the pending actions are not likely to materially affect its ability to provide investment management services to its clients, including the Goldman Sachs Funds.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited)

     The Trustees oversee the management of Goldman Sachs Variable Insurance Trust (the “Trust”), and review the investment performance and expenses of the investment fund covered by this Report (the “Fund”) at regularly scheduled meetings held during the Fund’s fiscal year. In addition, the Trustees determine annually whether to approve and continue the Trust’s investment management agreement (the “Management Agreement”) with Goldman Sachs Asset Management International (the “Investment Adviser”) for the Fund.

     The Management Agreement was most recently approved by the Trustees, including all of the Trustees who are not parties to the Management Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party thereto (the “Independent Trustees”), on June 16, 2005 (the “Annual Contract Meeting”).
     To assist the Trustees in their deliberations at the Annual Contract Meeting, and in addition to the reviews of the Fund’s investment performance, expenses and other matters at other regularly scheduled meetings, the Trustees have a Contract Review Committee (the “Committee”) whose members include all of the Independent Trustees. The Committee held meetings on November 3, 2004, February 9, 2005 and May 11, 2005. At these Committee meetings, the Independent Trustees considered matters relating to the Management Agreement including: (a) the Fund’s management fee arrangements; (b) the Investment Adviser’s undertaking to reimburse certain expenses of the Fund that exceed a specified level; (c) the Investment Adviser’s potential economies of scale and a proposal to implement breakpoints for the fees payable by the Fund under the Management Agreement; (d) the relative expense level of the Fund; (e) the Investment Adviser’s profitability with respect to the Trust and the Fund; (f) the quality of the services provided to the Fund; (g) the statutory and regulatory requirements applicable to the approval and continuation of mutual fund investment management agreements; and (h) industry practices relating to such approvals.
     At the Annual Contract Meeting the Trustees reviewed the matters that were considered at the Committee meetings and also considered additional matters including: (a) the Fund’s investment performance; (b) the quality of the Investment Adviser’s services; (c) the structure, staff and capabilities of the Investment Adviser and its portfolio management team; (d) the groups within the Investment Adviser that support the portfolio management team, including the legal and compliance departments, the valuation oversight group, the business planning team and the technology group; (e) the Investment Adviser’s business continuity and disaster recovery planning; (f) the Investment Adviser’s financial resources and its ability to hire and retain talented personnel; (g) the fees received by the Investment Adviser’s affiliates from the Fund for transfer agency, securities lending and other services; (h) the fees charged by the Investment Adviser to other types of clients; (i) the terms of the Management Agreement; (j) the administrative services provided under the Management Agreement, including the oversight by the Investment Adviser of the Fund’s other service providers; and (k) the Investment Adviser’s brokerage policies, trade aggregation and allocation policies and employee trading practices. At the Annual Contract Meeting, the Trustees also considered at further length the fees and expenses paid by the Fund, the Fund’s expense trends over time, and the proposed breakpoints in the contractual fee rate under the Management Agreement.
     In connection with the Committee meetings and the Annual Contract Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel regarding their responsibilities under applicable law. Also, in conjunction with these meetings, the Trustees attended separate sessions at which the Trustees reviewed the commission rates paid by the Fund on brokerage transactions, and the Investment Adviser’s receipt of research services in connection with those transactions. Information was also provided to the Trustees relating to revenue sharing by the Investment Adviser, portfolio manager compensation and other matters. During the course of their deliberations, the Independent Trustees met in executive sessions without employees of the Investment Adviser present.
     In evaluating the Management Agreement at the Annual Contract Meeting, the Trustees relied upon their knowledge, resulting from their meetings and other interactions throughout the year, of the Investment Adviser, its services and the Fund. At those meetings the Trustees received materials relating to the Investment Adviser’s investment management and other services under the Management Agreement, including: (a) information on the investment performance of the Fund in comparison to other mutual funds and benchmark performance indices; (b) general investment outlooks in the markets in which the Fund invests; (c) compliance reports; and (d) expenses borne by the Fund.
     In connection with their approval of the Management Agreement, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. As part of their review, the Trustees considered the nature, extent and quality of the services provided by the Investment Adviser. In this regard, the Trustees considered both the investment advisory services, and the other non-advisory services, that are provided to the Fund by the Investment Adviser and its affiliates. These services include services as the Fund’s transfer agent, securities lending agent and distributor. In addition, affiliates of the Investment Adviser receive compensation in connection with the execution of Fund’s portfolio securities

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited) (continued)

transactions. The Trustees concluded that the Investment Adviser was both able to commit substantial financial and other resources to the operations of the Fund and had, in fact, committed those resources in multiple areas including portfolio management, trading, technology, human resources, tax, treasury, legal, compliance and risk management. The Trustees also believed that the Investment Adviser had made significant commitments to address new regulatory compliance requirements applicable to the Fund and the Investment Adviser, including education and training initiatives.

     The Trustees also considered the investment performance of the Fund and the Investment Adviser. In this regard, the Trustees compared the investment performance of the Fund to the performance of other SEC-registered funds and to rankings and ratings issued by a third-party consultant. The Trustees also reviewed the Fund’s investment performance relative to its performance benchmark. This information on the Fund’s investment performance was provided for one, three and five year periods. In addition, the Trustees considered the investment performance trends of the Fund over time, and reviewed the investment performance of the Fund in light of its investment objective and policies, as well as in light of periodic analyses of its risk profile. The Trustees believed that the Fund was providing competitive performance for long-term investors. In this connection the Trustees noted the steps that had been taken to restructure the portfolio management team for the Fund, including the hiring of a new chief investment officer and the implementation of structural changes in the portfolio management process.
     The Board of Trustees also considered the contractual fee rate payable by the Fund under the Management Agreement. In this regard, information on the services rendered by the Investment Adviser to the Fund, the fees paid by the Fund and the Fund’s total operating expense ratios (before and after expense reimbursements) were compared to similar information for mutual funds advised by other, unaffiliated investment management firms. Most of the comparisons of the Fund’s fee rate and total operating expense ratios were prepared by a third-party consultant. These comparisons assisted the Trustees in evaluating the reasonableness of the management fees paid by the Fund.
     More particularly, the Trustees reviewed analyses prepared by a third party consultant of the expense rankings of the Fund. The analyses provided a comparison of the Fund’s management fees to a relevant peer group and a category universe; an expense analysis which compared the Fund’s expenses to a peer group and a category universe; and a five-year history comparing the Fund’s expenses to the category average. The analyses also compared the Fund’s transfer agency fees, custody and accounting fees and other expenses to a peer group and median. In addition, the Trustees considered the Investment Adviser’s undertaking to limit the Fund’s total expense ratio (excluding certain expenses) to a specified level. This was a contractual undertaking that expired on June 30, 2005. The Trustees considered the Investment Adviser’s undertaking to continue this expense reimbursement after that date on a voluntary basis until further notice to the Trustees.
     The Board of Trustees also considered the reduction in the contractual fee rate under the Management Agreement for the Fund that was proposed for approval at the Annual Contract Meeting. At the Annual Contract Review Meeting the Board approved the implementation of breakpoints in the Fund’s contractual management fee rate at the following annual percentages of the average daily net assets of the Fund: 1.00% on the first $1 billion, 0.90% over $1 billion up to $2 billion and 0.86% over $2 billion. The new breakpoints were implemented initially on a voluntary basis effective July 1, 2005, and will ultimately be implemented on a contractual basis within twelve months.
     In approving these new fee breakpoints, the Trustees reviewed information regarding the Investment Adviser’s potential economies of scale, and whether the Fund and its shareholders were participating in the benefits of these economies. In this regard, the Trustees considered the amount of assets in the Fund; the information provided by the Investment Adviser relating to the costs of the services provided by the Investment Adviser and its affiliates and the profits realized by them; and information comparing fee rates charged by the Investment Adviser with fee rates charged by other, unaffiliated investment managers to other mutual funds. The Trustees agreed that the fee breakpoints were a way to ensure that benefits of scalability would be passed along to shareholders at the specified asset levels.
     The Trustees also considered the other benefits derived by the Investment Adviser and its affiliates from the Fund as stated above, including the fees received by them for transfer agency, securities lending, and brokerage services, and the brokerage and research services received by the Investment Adviser in connection with the placement of brokerage transactions for the Fund. In addition, the Trustees reviewed the Investment Adviser’s pre-tax revenues and pre-tax margins with respect to the Trust and the Fund. In this regard the Trustees reviewed, among other things, profitability analyses and summaries, revenue and expense schedules and expense allocation methodologies.
     After deliberation, the Trustees concluded that the management fees paid by Fund were reasonable in light of the services provided by the Investment Adviser, its costs and the Fund’s current and reasonably foreseeable asset levels, and that the Management Agreement should be approved and continued.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Fund Expenses (Unaudited) — Six Month Period Ended June 30, 2005

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from January 1, 2005 through June 30, 2005.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual annualized expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
			for the
	Beginning	Ending	6 months
	Account Value	Account Value	ended
	1/1/05	6/30/05	6/30/05*

Actual	$1,000.00	$973.70	$5.89
Hypothetical 5% return	1,000.00	1,018.83 +	6.02

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended June 30, 2005. Expenses are calculated by multiplying the annualized expense ratio by the average account value for such period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the fiscal year. The annualized expense ratio for the period was 1.20%.

+	Hypothetical expenses are based on the Fund’s actual expense ratios and an assumed rate of return of 5% per year before expenses.

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL 133 Peterborough Court London, England EC4A 2BB

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available, without charge, upon request by calling 1-800-621-2550 and on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-621-2550.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of June 30, 2005 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices.

Emerging markets securities are volatile. They are subject to substantial currency fluctuations and sudden economic and political developments. At times, the Goldman Sachs Variable Insurance Trust International Equity Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.

Concentration of the Fund’s assets in one or a few countries (or a particular geographic area) and currencies will subject the fund to greater risks than if the fund’s assets were not geographically concentrated.

Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: International Equity Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: August 19, 2005

VITINTLSAR